Exhibit 99.2
NEWS RELEASE
FOR RELEASE AT: 7:00 am ET, Monday, May 7, 2007
Oilsands Quest announces plan to accelerate timelines for
development of Axe Lake Discovery
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces the company’s plans to accelerate timelines for development of the Axe Lake discovery on its oil sands exploration permits in Saskatchewan. Although commerciality of Axe Lake bitumen resources has not yet been determined, the company’s management team believes that, based on drilling results and determination of reservoir characteristics to date, Axe Lake will be suited to in-situ recovery.
“We are investing now in activities that will create value and aggressive timelines for development,” said Christopher H. Hopkins, President and CEO of Oilsands Quest. “We are evaluating reservoir characteristics to determine the best technologies for production and to help identify potential operating partners.” The company expects to be in a position to begin discussing potential joint venture partnerships in 2008.
Potential for In-Situ Recovery
Oilsands Quest has a number of initiatives underway to evaluate in-situ recovery alternatives. The company has engaged industry-leading technical specialists to undertake studies specific to the reservoir characteristics of the Axe Lake Discovery. It is also participating in collaborative research programs being conducted by major research facilities in Alberta and Saskatchewan. In addition, the company has been expanding its own staff and facilities as it moves toward development.
“We have assembled a high-caliber team with the experience and expertise to take the company forward,” said Mr. Hopkins. “Our overall target is commercialization; however, at the same time, we will continue to conduct exploration on our Saskatchewan permits and our adjacent permits in Alberta.”
Planned Activities and Preliminary Timelines
Following is an overview of key activities planned for the upcoming 12 to 18 months, along with an indication of preliminary timelines:
–	Evaluate drilling data and perform laboratory studies for bitumen recovery (underway)
–	Conduct environmental programs to facilitate regulatory approvals (underway)
–	Develop engineering timelines to pilot plant stage (underway)

–	Conduct economic feasibility and risk assessment studies (underway)
–	Undertake reservoir modeling (Q3/2007)
–	Drill test wells to confirm laboratory studies (2008, subject to approvals)
–	Initiate joint venture partnership negotiations for Axe Lake development (2008)
–	Continue exploration in Saskatchewan and adjacent Alberta townships (ongoing).
In addition to the above activities and a stepped-up exploration program, Oilsands Quest will continue to work closely with communities in the northwest region of Saskatchewan and with all stakeholders to gain support for future development.
Axe Lake Resource Characteristics
Although studies of the bitumen characteristics at Axe Lake are ongoing, the following characteristics are indicated to this point in time:
–	Continuity of thick oil sands over 36 sections (36 square miles)
–	McMurray formation up to 45 metres thick (150 feet) with oil sands thickness up to 30 metres (100 feet)
–	Coarse-grained sands with very low fines content, which results in very good porosity (36% to 39%)
–	Oil saturation as high as 92%, averaging in excess of 80%
–	Excellent permeability, both horizontal and vertical (greater than 5 Darcies)
–	No shale inter-bedding, no top or bottom water
–	Average depth of 185 to 200 metres (607 to 656 feet).
Axe Lake & In-Situ Recovery
Axe Lake is considered suitable for in-situ recovery based on the resource characteristics, including the following:
–	Resource is located at an appropriate depth.
–	High permeability and porosity characteristics could result in high recovery factors.
–	Hot water, steam and/or solvent flood recovery processes are expected to be efficient at relatively low temperatures and pressures.
–	Clay-rich layer overlying resource is expected to provide an effective seal for anticipated recovery processes.
Leading technical firms have been contracted to undertake bitumen recovery studies and to design field tests. Oilsands Quest is actively examining a variety of recovery techniques with the goal of identifying the most economic, energy-efficient, high-yield, “green” technologies suitable for the bitumen resource at Axe Lake.
Oilsands Quest Inc. is involved in oil sands exploration focused primarily on its oil sands exploration permits in Saskatchewan and Alberta. The company has initiated pre-

commercialization studies for its Axe Lake Discovery, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
Forward-Looking Information
Except for statements of historical fact relating to Oilsands Quest Inc., this news release contains certain “forward-looking information” within the meaning of applicable securities law, including with respect to the development of the Axe Lake Discovery. Forward-looking information in this news release is characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may”, “will” or “could” occur. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as the volatility and level of oil and natural gas prices, currency exchange rate fluctuations, uncertainties in cash flow, expected acquisition benefits, exploration drilling and operating risks, competition, litigation, environmental matters, the potential impact of government regulations, and other matters. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free: 1-800-299-7823. Office: 403-232-6251. Email: irinfo@hedlinlauder.com
Institutional investors, contact The Buick Group
Toll Free: 1-877-748-0914. Office: 416-915-0915. Email: jbuick@buickgroup.com